SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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CTS Corporation

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                                                              March 17, 2004

Dear CTS Shareholder:

      You are cordially invited to attend the 2004 Annual Meeting of Shareholders of CTS Corporation. The meeting will be held on Wednesday, April 28, 2004, at 9:00 a.m. Eastern Standard Time at CTS’ Corporate Office, 905 West Boulevard North, Elkhart, Indiana 46514.

      The official notice of meeting, proxy statement and proxy form are enclosed. These materials were first mailed to shareholders on March 17, 2004. We hope you will attend the meeting in person. Whether you plan to attend the meeting or not, we encourage you to read this proxy statement and vote your shares. The vote of every shareholder is important.

      We look forward to seeing you at the meeting.

Donald K. Schwanz
Chairman of the Board,
President and Chief
Executive Officer

Notice of Annual Meeting of Shareholders

April 28, 2004

To CTS Shareholders:

      The Annual Meeting of Shareholders of CTS Corporation will be held at 9:00 a.m. Eastern Standard Time, Wednesday, April 28, 2004, at CTS’ Corporate Office, 905 West Boulevard North, Elkhart, Indiana 46514.

      Only shareholders of record at the close of business on March 5, 2004, may vote at this meeting or any adjournments that may take place. At the meeting, we will:

      1. Elect a Board of Directors;

2.	Approve the CTS Corporation 2004 Omnibus Long-Term Incentive Plan; and

3.	Attend to other business properly presented at the meeting.

      Your Board of Directors recommends that you vote in favor of the proposals described in this proxy statement.

By Order of the Board of Directors,

Richard G. Cutter
Secretary

March 17, 2004

Your vote is important.

Please date, sign and mail promptly the enclosed proxy,
which requires no postage if mailed in the United States.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 28, 2004

       This proxy statement, which was first mailed to shareholders on March 17, 2004, is furnished in connection with the solicitation by the Board of Directors of CTS Corporation of proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, April 28, 2004. Following is important information in a question-and-answer format regarding the Annual Meeting and this proxy statement.

Q:	What may I vote on?

A:	(1) The election of nominees to serve on the Board of Directors; and (2) Approval of the CTS Corporation 2004 Omnibus Long-Term Incentive Plan.

Q:	How does the Board recommend I vote?

A:	The Board recommends a vote FOR each of the nominees identified in this proxy statement and FOR approval of the CTS Corporation 2004 Omnibus Long-Term Incentive Plan.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the 2004 Annual Meeting other than as described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Donald K. Schwanz, CTS’ Chairman, President and Chief Executive Officer, and Richard G. Cutter, CTS’ Vice President, General Counsel and Secretary, to vote on those matters at their discretion.

Q:	How many votes are needed for approval of each item?

A:	Assuming that at least a majority of shares are present, either in person or by proxy, at the Annual Meeting, the nine director-nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Your proxy will be voted for the nine nominees unless it contains contrary instructions. Abstentions, broker non-votes and instructions on your proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes.

Assuming that at least a majority of shares are present, either in person or by proxy, at the Annual Meeting, the CTS Corporation 2004 Omnibus Long-Term Incentive Plan will be approved if a majority of the shares present vote to approve the Plan. With respect to this proposal, abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against the proposal and will not be counted as entitled to vote.

Q:	Who is entitled to vote?

A:	Shareholders as of the close of business on March 5, 2004, (the Record Date) are entitled to vote at the Annual Meeting. As of the Record Date, 36,072,741 shares of CTS common stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share of common stock held on the Record Date.

Q:	How do I vote?

A:	Please sign and date each proxy card you receive and return it at your earliest convenience in the prepaid envelope provided, or register your vote by telephone or the Internet. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposals. In order to vote on-line or via telephone, have the voting form in hand and call the number or go to the Web site on the enclosed form and follow the instructions. In addition to the instructions that appear on the enclosed proxy card and information sheet, step-by-step instructions will be provided by recorded telephone message or at the designated Web site on the Internet. Once you have indicated how you want to vote, in accordance with those instructions, you will receive confirmation that your proxy has been successfully submitted by telephone or through the Internet. To revoke a proxy previously submitted by telephone or through the Internet, you may simply vote again at a later date, using the same procedure, in which case your later submitted vote will be recorded and your earlier vote revoked. If you returned your proxy card, you have the right to revoke your proxy or change your vote at any time before the meeting by notifying CTS’ Secretary; returning a later-dated proxy card; or voting in person at the meeting.

Q.	How can I vote shares of stock that I hold under the CTS Corporation Retirement Savings Plan (the “401(k) Plan”)?

A.	JP Morgan Chase Bank, the 401(k) Plan Trustee (the “Trustee”), will vote the shares in your account according to your instructions. Follow the same procedures described above for voting shares by telephone or the Internet or by returning your signed proxy card and the Trustee will be informed of how you want your shares to be voted. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposals. You may also change your instructions on how to vote your shares in the manner described above. You may give instructions or change instructions to the Trustee on how to vote your shares up until April 22, 2004. On that date, your instructions will be transmitted to the Trustee and cannot be changed. If you do not instruct the Trustee on how to vote your shares, the Trustee will vote your shares in the same proportion as the shares properly voted by other participants who hold shares under the 401(k) Plan.

Q:	What does it mean if I get more than one proxy card?

A:	It means you hold shares registered in more than one account. Please sign and return or register your vote by telephone or the Internet for all proxies you receive to ensure that all your shares are voted.

Q:	Who solicits proxies and how much will this proxy solicitation cost?

A:	Georgeson Shareholder Communications, Inc. was hired by CTS to solicit votes for $5,500, plus reasonable expenses. Automatic Data Processing, Inc. also distributes proxy materials on CTS’ behalf and is reimbursed by CTS for mailing and distribution expenses. CTS also reimburses banks, brokers and other custodians, fiduciaries and nominees for their costs of sending proxy and solicitation materials to our shareholders. In addition, proxies may be solicited by executive officers of CTS, for which no additional compensation is paid.

Q:	Other members of my household and I hold shares of CTS stock in street name and we received only one copy of the proxy statement and annual report. How can we receive additional copies of these materials?

A:	Under the Securities and Exchange Commission’s “householding” rules, a company or broker who provides notice may deliver a single copy of the proxy statement and annual report to shareholders who share an address unless a shareholder submits contrary instructions. If you would prefer to receive separate copies of these documents in the future, you may notify your broker, you may direct a written or oral request to CTS Corporation, Investor Relations, 905 West

Boulevard North, Elkhart, Indiana 46514, (574) 293-7511 or you may send an e-mail to shareholder.services @ctscorp.com.

Q:	How may a shareholder nominate a candidate for election to the Board at CTS’ Annual Meeting of Shareholders?

A:	Director candidates for 2005 may be nominated by shareholders by sending a notice to CTS which must be received no earlier than December 14, 2004, and no later than January 28, 2005. The notice of nomination is required to contain certain representations and information about the nominee, which are described in CTS’ bylaws. Copies of the bylaws may be obtained free of charge from the CTS Secretary or upon request or from CTS’ Web site at http://www.ctscorp.com/ governance/ bylaws.htm.

Q:	When are shareholder proposals for the 2005 Annual Meeting due?

A:	All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing and received by the Secretary of CTS at CTS’ Corporate Office no later than November 17, 2004. In addition, CTS’ advance notice bylaw provisions require that in order to be presented from the floor of the 2005 Annual Meeting, any shareholder proposal, including the nomination of a candidate for director, must be submitted in writing to CTS’ Secretary at CTS’ Corporate Office no earlier than December 14, 2004, and no later than January 28, 2005. Certain information is required to be included with shareholder proposals. This information is described in CTS’ bylaws which are located on CTS’ Web site at www.ctscorp.com/ governance/ bylaws.htm. A copy of the bylaws may be obtained free of charge from CTS’ Secretary.

PROPOSALS YOU MAY VOTE ON

1. ELECTION OF DIRECTORS

There are nine nominees for election. Detailed information on each is provided on pages 6 and 7. All directors are elected annually and serve a one-year term.

2.	APPROVAL OF THE CTS CORPORATION 2004 OMNIBUS LONG-TERM INCENTIVE PLAN

The purpose of the CTS Corporation 2004 Omnibus Long-Term Incentive Plan is to provide certain employees, consultants, and non-employee directors of CTS with the opportunity to receive stock-based and long-term incentives in order to attract and retain qualified individuals and to align their interests with the interests of shareholders. Detailed information about this plan is provided on pages 7, 8 and 9.

Your Board recommends a vote FOR each of these proposals.

ITEM 1:      ELECTION OF DIRECTORS

       CTS’ Articles of Incorporation provide that the number of directors will be between three and fifteen, as fixed from time to time by the Board of Directors. The CTS Board of Directors has established the current number of authorized directors at nine. All directors are elected to one-year terms or until their successors are elected and qualified.

Nominees for the Board of Directors. Each of the nominees named below is currently a director of CTS. The ages shown are as of the scheduled date for the 2004 Annual Meeting of Shareholders. Each of the nominees has agreed to serve as a director if elected by the shareholders. If one or more of the nominees unexpectedly becomes unavailable for election, the votes will be cast, pursuant to authority granted by the proxy, for such person or persons as may be designated by the present Board of Directors, or the authorized number of directors may be reduced accordingly.

WALTER S. CATLOW	Director since 1999
Age 59

Mr. Catlow served as President of Ameritech Cellular Services, a wireless communications service provider, from 1998 until his retirement in 2000. Mr. Catlow previously served as Executive Vice President of Ameritech and as President of Ameritech International, Inc., where he directed Ameritech’s international investments and was responsible for global acquisitions and alliances. In 2003, Mr. Catlow was a member of the Audit Committee and Chairman of the Compensation Committee of CTS Corporation.

LAWRENCE J. CIANCIA	Director since 1990
Age 61

Mr. Ciancia is a partner in Corporate Development International, Inc., a corporate search firm specializing in mergers, acquisitions and divestitures. He has served in this capacity since 1998. Previously, he served as President of Concorde Industries, a subsidiary of Uponor U.S. between 1982 and 1997, a supplier of PVC pipe products, specialty chemicals and PVC compounds. In 2003, Mr. Ciancia was a member of the Audit Committee and the Nominating and Governance Committee of CTS Corporation.

THOMAS G. CODY	Director since 1998
Age 62

Mr. Cody was named Vice Chairman of Federated Department Stores, Inc., a nationwide department store retailer, in February 2003. Prior to assuming this position, he served as Executive Vice President, Legal and Human Resources of Federated Department Stores, Inc. since 1992. In 2003, Mr. Cody was a member of the Compensation Committee and Finance Committee of CTS Corporation.

GERALD H. FRIELING, JR.	Director since 1982
Age 74

Mr. Frieling has served as President of Frieling & Associates, a business consulting firm, since 1993. Previously, Mr. Frieling served as Chairman of the Board, CEO and Vice Chairman of the Board of Tokheim Corporation, a manufacturer of electronic and mechanical petroleum marketing systems. Mr. Frieling also serves as a director of Superior Metal Products Co., Inc. and Mossberg & Company. In 2003, Mr. Frieling was a member of the Audit Committee and Nominating and Governance Committee of CTS Corporation.

ROGER R. HEMMINGHAUS	Director since 2000
Age 67

Mr. Hemminghaus is the retired Chairman and Chief Executive Officer of Ultramar Diamond Shamrock Corporation, a company that refined and marketed petroleum products on a retail and wholesale basis, serving from 1996 until 2000. Mr. Hemminghaus served as Chairman and Chief Executive Officer of Ultramar Diamond Shamrock, Inc. from 1996 until 1999. Mr. Hemminghaus is a past Chairman of the Federal Reserve Bank of Dallas. Mr. Hemminghaus also serves as a Director of Luby’s, Inc., Tandy Brand Accessories, Inc. and Xcel Energy, Inc. In 2003, Mr. Hemminghaus was a member of the Compensation Committee and Chairman of the Finance Committee of CTS Corporation.

MICHAEL A. HENNING	Director since 2000
Age 63

Mr. Henning served as Deputy Chairman of Ernst & Young LLP from 1999 to 2000. Previously, he served as Chief Executive Officer of Ernst & Young International, Inc. from 1993 until 1999. Mr. Henning also serves as a Director of Omnicom Group, Inc. In 2003, Mr. Henning was a member of the Finance Committee and Chairman of the Audit Committee of CTS Corporation.

ROBERT A. PROFUSEK	Director since 1998
Age 54

Mr. Profusek is a partner in Jones Day, a global law firm. Mr. Profusek has been a Jones Day lawyer since 1975, except for May 2000 through August 2002 during which time he served as Executive Vice President of Omnicom Group, Inc., a global communications company. Mr. Profusek also serves as a Director of Valero L.P. In 2003, Mr. Profusek was a member of the Compensation Committee and Chairman of the Nominating and Governance Committee of CTS Corporation.

DONALD K. SCHWANZ	Director since 2001
Age 60

Donald K. Schwanz is Chairman of the Board, President and Chief Executive Officer of CTS. Mr. Schwanz was named Chief Executive Officer effective October 1, 2001 and was appointed Chairman of the Board of Directors on January 1, 2002. In January 2001, Mr. Schwanz was elected President and Chief Operating Officer of CTS. Prior to joining CTS in January 2001, he was President of the Industrial Control Business at Honeywell, Inc., an aerospace company, since 1999, and previously was President of Honeywell’s Space and Aviation Business. In 2003, Mr. Schwanz was a member of the Finance Committee.

PATRICIA K. VINCENT	Director since 2003
Age 45

Ms. Vincent is President of Customer and Field Operations, Xcel Energy, Inc., a utility company serving electricity and natural gas customers. She has served in this capacity since July 2003. Prior to assuming this position, she had served as President of the Retail Services Group of Xcel Energy since March 2001, and as Vice President of Marketing and Sales of Xcel Energy from August 2000 to March 2001. Previously, she was Vice President of Marketing and Sales of NCE from January 1999 to August 2000 and Manager, Director and Vice President of Marketing and Sales at Arizona Public Service Company from 1992 to January 1999.

Your Board recommends a vote FOR each of these director-nominees.

ITEM 2:      APPROVAL OF THE CTS CORPORATION

2004 OMNIBUS LONG-TERM INCENTIVE PLAN

       The Board of Directors has approved the CTS Corporation 2004 Omnibus Long-Term Incentive Plan (the “2004 Plan”). The purpose of the 2004 Plan is to provide certain employees, consultants, and non-employee directors of the corporation (“Participants”) with the opportunity to receive stock-based and long-term incentives in order to attract and retain qualified individuals and to align their interests with the interests of shareholders.

      CTS currently may grant stock options under the CTS Corporation 2001 Stock Option Plan and the CTS Corporation 1996 Stock Option Plan. CTS may also grant restricted stock under the 1988 Restricted Stock and Cash Bonus Plan. Each of those plans was approved by CTS shareholders. If the 2004 Plan is approved by the shareholders, no grants will be made under those plans in the future. Approval of the 2004 Plan will in no way affect the validity of prior grants made under those plans.

      You are being asked to approve the 2004 Plan. Shareholder approval of the 2004 Plan will allow payments made under the 2004 Plan to be fully tax deductible as “performance-based” compensation under section 162(m) of the Internal Revenue Code. As discussed on page 21 in the section entitled “Deductibility of Certain Executive Compensation,” Section 162(m) of the Code disallows the corporate tax deduction for certain compensation in excess of $1 million per year paid to an executive officer whose compensation is required to be reported in the proxy statement. However, certain compensation, including compensation based on the attainment of performance goals is excluded from this deduction limit if the compensation is granted under a plan which is approved by the shareholders. Your approval of the 2004 Plan will have the effect of reducing the potential tax to be paid by CTS on certain compensation should it reach the limits set forth in section 162(m) of the Code.

      A summary of the 2004 Plan follows. A new benefits table is not provided because no grants have been made under the 2004 Plan and all grants are discretionary. Please refer to Exhibit A to this Proxy Statement for the full text of the 2004 Plan.

Administration	• The Plan shall be administered by the Compensation Committee of the Board of Directors.

• The Committee shall have authority to interpret the Plan, prescribe rules and regulations, and make determinations necessary for the administration of the Plan.

• The determinations of the Committee shall be conclusive and binding.

• The Committee may delegate its authority to officers of the Company to make awards to Participants who are not executive officers.

Available Shares	• The maximum number of shares that may be issued under the Plan is 6,500,000.

• The maximum number of shares that may be issued under the Plan that are the result of incentive stock options is 6,500,000.

• If any award is forfeited, expires, or is otherwise terminated, the associated shares will again be available for future awards. Any shares that are tendered by a participant or are reacquired by the Company using the proceeds from the purchase price of an award will be available for future grants under the Plan. In the case of Stock Appreciation Rights (“SARs”), only the actual number of shares issued on settlement will be counted against the Plan. For awards settled in cash, the available share reserve will be reduced by a number of shares equal in value to the cash payment made.

Eligibility	Participants shall include those employees, consultants, and Board members designated by the Committee.

Awards	The following types of award may be granted under the Plan (which may be in lieu of other amounts owed to a Participant):

• Options: The right to purchase shares of CTS common stock, no par value at a specified price, which may take the form of incentive stock options or nonqualified stock options. On March 5, 2004, the closing price of CTS common stock on the New York Stock Exchange was $14.25.

• SARs: The right to receive the difference between the fair market value of a share on the date of exercise and the exercise price, payable in cash or shares.

• Restricted Stock or Restricted Stock Units: An award of shares (or units) subject to certain restrictions.

• Performance Shares: An award, denominated in shares, which is earned during a specified performance period subject to the attainment of performance criteria.

• Performance Units: An award, denominated in currency, which is earned during a specified performance period subject to the attainment of performance criteria.

• Other Stock Awards: An award of shares or an award that is based in whole or in part on the value of a share (such as dividend equivalents), payable in shares, cash, other securities, or other property.

Section 162(m) Qualification	• The Committee shall designate awards to be compliant with the requirements of the $1 million cap under Section 162(m) of the Internal Revenue Code.

• For these awards, the following individual annual grant limitations apply:

• Options/ SARs: 500,000.

• Performance Shares: 125,000.

• Performance Units: $2,000,000.

Other Provisions	• The repricing of options or SARS is prohibited.

• The exercise price of an option or SAR may not be below the fair market value of a share on the date of grant.

• Adjustments may be made to the maximum share amounts and other limitations due to a change in the number of outstanding shares.

• This Plan shall not be construed to give a Participant the right to continue as an employee, consultant or director of CTS and a Participant will not have any rights as a shareholder unless and until shares are actually issued.

• Any rights under the Plan are not assignable by a Participant.

• Subject to the approval of the Board, where required, the Committee may amend or terminate the Plan; provided that no amendment or termination may adversely affect any right of a Participant under an award without that Participant’s consent.

• The Board and Committee may not take an action without the approval of shareholders which would require shareholder approval under any applicable law, regulation or stock exchange rule.

• The Committee may adopt, amend, or terminate arrangements to make tax or other benefits available to Participants subject to laws of a foreign jurisdiction or to conform with such laws.

• The Plan shall be governed by the laws of the State of Indiana, without regard to its conflict of laws principles.

• Unless earlier terminated, the Plan will expire on March 2, 2014.

Your Board recommends a vote FOR approval of the

CTS Corporation 2004 Omnibus Long-Term Incentive Plan

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires CTS’ directors, executive officers and certain persons who own more than 10% of CTS’ common stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of CTS common stock. Executive officers, directors and greater than 10% shareholders are required to furnish CTS with copies of all Section 16(a) reports they file.

      Based solely on written representations from reporting persons and on our review of Section 16(a) reports provided by those persons, CTS believes that all required Section 16(a) filings were completed in a timely manner with respect to 2003.

CERTAIN BUSINESS RELATIONSHIPS

       Jones Day is a law firm which CTS has retained for specific legal services, on a case by case basis, for over ten years. The fees paid by CTS to Jones Day during 2003 are significantly less than 5% of Jones Day’s gross revenues for 2003. Mr. Profusek, a director standing for re-election, is a partner in Jones Day. Mr. Profusek satisfies the independent director criteria under the New York Stock Exchange Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines.

COMMITTEES OF THE BOARD

Compensation Committee

       The Compensation Committee is a standing committee of the Board of Directors. Directors Catlow, Cody, Hemminghaus and Profusek are the current members of the Compensation Committee. Each member of the Committee is an independent director as defined by the New York Stock Exchange Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. The Committee held three meetings in 2003. The Compensation Committee Charter is located on CTS’ Web site at www.ctscorp.com/ governance/ compensationcharter.htm.

      The Committee establishes executive compensation policies and reviews and approves senior executive salaries, incentive opportunity levels and employment agreements. The Committee reviews and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance against those objectives and makes recommendations to the Board of Directors regarding CEO compensation. The Committee administers the CTS Corporation Management Incentive Plan, the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan and the CTS stock option plans.

Finance Committee

       The Finance Committee is a standing committee of the Board of Directors. Directors Cody, Hemminghaus, Henning and Schwanz are the current members of the Finance Committee. The Committee held three meetings in 2003. The Finance Committee Charter is located on CTS’ Web site at www.ctscorp.com/governance/ financecharter.htm.

      The Committee reviews and approves capital project appropriation requests for capital projects which are (i) included in the capital budget and which exceed $5 million, but are less than $10 million or (ii) which are not included in the capital budget and which exceed $2 million, but are less than $10 million. The Committee reviews and makes recommendations to the Board of Directors concerning financing arrangements, tax strategies, dividend policy, financial structure and similar matters.

Nominating and Governance Committee

       The Nominating and Governance Committee is a standing committee of the Board of Directors. Directors Ciancia, Frieling, Profusek and Vincent are the current members of the Committee. Each member of the Committee is an independent director as defined by the New York Stock Exchange Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. The Committee held four meetings in 2003. The Nominating and Governance Committee Charter is located on CTS’ Web site at http://www.ctscorp.com/ governance/ governancecharter.htm.

      The Committee reviews and makes recommendations to the Board concerning CTS’ Corporate Governance Guidelines and matters of corporate governance. The Committee recommends candidates for membership on the Board. CTS’ bylaws describe the process for nominating a candidate for election to the Board of Directors at the Annual Meeting of Shareholders. CTS’ bylaws are located on CTS’ Web site at www.ctscorp.com/ governance/ bylaws.htm. A copy of the bylaws may be obtained free of charge from the CTS Secretary. CTS does not have a formal policy concerning the inclusion of director candidates recommended by shareholders on the slate of nominees in the proxy statement. CTS did not receive any requests to include such a candidate in this proxy statement. During the upcoming year, the Committee will consider whether to adopt a formal policy on shareholder recommendation of director-nominees.

      The Committee reviews with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This review includes an assessment of whether each non-management director qualifies as independent and consideration of the diversity, age, skills and experience of the directors in the context of the needs of the Board. The Committee seeks candidates who possess the experience necessary to make a valuable contribution to the Board. The Committee may retain search firms for the purpose of identifying and evaluating director candidates, but does not currently have any firm on retainer. The Committee considers director candidates identified by management and by non-management directors. Patricia K. Vincent, who will stand for election by the shareholders for the first time at the 2004 Annual Meeting, was identified as a candidate by a current non-management director.

Audit Committee

       The Audit Committee is a standing committee of the Board of Directors. Directors Catlow, Ciancia, Frieling and Henning are the current members of the Audit Committee. Each member of the Committee is financially literate and meets the independence standards applicable to audit committee members under the New York Stock Exchange Corporate Governance Listing Standards, as well as the CTS Corporation Corporate Governance Guidelines and the Audit Committee Charter. Mr. Henning qualifies as an audit committee financial expert under the criteria set forth in Item 401(h) of Regulation S-K. The Audit Committee held eight meetings in 2003. The Audit Committee Charter is located on CTS’ Web site at www.ctscorp.com/ governance/ auditcharter.htm.

      The Audit Committee is responsible for appointing the independent auditor, approving engagement fees and all non-audit engagements, and reviewing the independence and quality of the auditor. The Committee reviews audit plans, audit reports and recommendations of the independent auditor and internal audit department. The Committee reviews systems of internal accounting controls and audit results. The Committee reviews and discusses with management CTS’ financial statements, earnings press releases and earnings guidance. The Committee also reviews CTS’ compliance with legal requirements and the CTS Code of Ethics.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

       During 2003, the Board of Directors had seven meetings. In 2003, all of the directors attended all or substantially all of the meetings of the Board of Directors and the committees of which they were members and all satisfied the 75% attendance threshold specified in Securities and Exchange Commission rules. It is the policy of the Board of the Directors that each director endeavor to attend the annual meeting of shareholders, unless exigent circumstances arise. Each of the directors standing for re-election at the 2003 Annual Meeting attended the meeting.

      The Board of Directors has determined that each non-management director is an independent director and has no material relationship with CTS, apart from his or her service as a director. The independent directors are Walter S. Catlow, Lawrence J. Ciancia, Thomas G. Cody, Gerald H. Frieling, Jr., Roger R. Hemminghaus, Michael A. Henning, Robert A. Profusek, and Patricia K. Vincent. The Board of Directors made this determination by reference to the definition of an independent director contained in the New York Stock Exchange Corporate Governance Listing Standards and in the CTS Corporation Corporate Governance Guidelines. The Corporate Governance Guidelines are posted on CTS’ Web site at http://www.ctscorp.com/ governance/ guidelines.htm.

      It is the policy of the Board of Directors to hold an executive session of non-management directors at each regular scheduled Board of Directors meeting. Chairmanship of the executive sessions is rotated among all non-management directors on an alphabetical basis.

      Shareholders may address written communications to individual directors, or to the Board of Directors as a whole, in care of CTS’ Secretary at CTS’ Corporate Office, 905 West Boulevard North, Elkhart, Indiana, 46514. Such communications must include the name and address of the shareholder, as they appear on the record books of CTS and the name and address of the beneficial owner, if any, on whose behalf the communication is submitted. The Secretary will compile such communications and forward them to the directors on a periodic basis. However, the Secretary has authority to disregard any communication which is primarily an advertisement or solicitation or which is threatening, obscene or similarly inappropriate in nature. Communications that have been disregarded for these reasons may be reviewed by any non-management director upon request.

DIRECTOR COMPENSATION

       Employee directors receive no additional compensation for serving on the Board of Directors or Board Committees.

      Non-employee directors receive the following fees for their service on the Board:

• Annual Board Retainer	$22,500
• Annual Retainer for each Audit Committee Member	$4,000
• Annual Retainer for each Finance, Nominating and Governance and Compensation Committee Member	$2,500
• Additional Annual Retainer for Audit Committee Chairman	$3,000
• Additional Annual Retainer for Finance, Nominating and Governance and Compensation Committee Chairman	$2,000
• Meeting Fee for each Board or Committee Meeting	$1,500

      In 1990, CTS adopted the Stock Retirement Plan for Non-employee Directors. Under that plan, a deferred stock account is established for each non-employee director. Except as described below, 800 common stock units are credited annually to each non-employee director’s account. Each account is credited annually with additional common stock units representing cash dividends on CTS common stock paid in the previous calendar year. Deferred common stock units are not distributable until after the director leaves the Board of Directors. CTS accrued $79,040 in 2003 for the common stock units credited to the deferred stock accounts of non-employee directors, including units to be credited for quarterly 2003 dividends.

      In 2002, the Board established a $30,000 annual stock-based compensation target for each non-employee director in order to bring non-employee director compensation up to competitive levels and to balance cash and stock compensation in accordance with prevalent board compensation practices. To achieve this target, each year the value of the 800 common stock units to be credited under the Stock Retirement Plan for Non-employee Directors is calculated based on the closing price of CTS common stock on the New York Stock Exchange on the credit date. If the calculated value of the common stock units exceeds $33,000, the number of common stock units credited to each director is reduced as necessary to achieve a value of approximately $30,000. If the calculated value of the common stock units is less than $30,000, each non-employee director receives a stock option award sufficient to make up the difference between that value and $30,000, based on the closing price of CTS common stock on the New York Stock Exchange on the credit date. On February 26, 2003, each non-employee director received an option grant for the year 2003 of 7,700 shares at a purchase price of $7.75 per share. The options vest in substantially equal installments over the next four years beginning February 26, 2004.

      Effective in 2003, the Board adopted a policy providing that all committee meetings, including special meetings called by the committee chairman, are compensated at the regular meeting fee rate. Special activity by the committee chairman, as well as any special activity by another committee member which is requested or approved by the committee chairman, is also compensated at the regular meeting fee rate. The policy is intended to ensure that non-employee directors are adequately compensated for additional meetings and activities outside the scope of their ordinary duties as directors.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock. The table below lists information about the persons known by CTS to beneficially own at least 5% of CTS’ common stock as of March 5, 2004. This information is derived solely from the most recent Schedules 13D and 13G filed by these persons with the Securities and Exchange Commission.

Name and Address	Number of Shares	Percent of Class

FMR Corp.(1)	3,415,000	9.5%
82 Devonshire Street Boston, MA 02109

Gabelli Funds LLC(2)	3,055,627	8.5%
One Corporate Center
Rye, New York 10580-1435

Barclays Global Investors, N.A.(3)	1,979,947	5.5%
54 Lombard Street London, England EC3P 3AH

The TCW Group, Inc.(4)	1,847,600	5.2%
on behalf of the TCW Business Unit 865 South Figueroa Street Los Angeles, CA 90017

(1)	As reported in the Schedule 13G/ A filed February 17, 2004, FMR Corp., Edward C. Johnson 3d and Abigail D. Johnson have sole power to dispose of the shares.

(2)	As reported in the Schedule 13D/ A filed January 29, 2004, Gabelli Funds LLC has sole power to vote and dispose of 454,600 shares; GAMCO Investors, Inc. has sole power to vote 2,308,027 shares and sole power to dispose of 2,529,527 shares; Gabelli Advisers, Inc. has sole power to vote and dispose of 25,000 shares; Gabelli Securities, Inc. has sole power to vote and dispose of 10,000 shares; and MJG Associates, Inc. has sole power to vote and dispose of 36,500 shares.

(3)	As reported in the Schedule 13G filed February 17, 2004, Barclays Global Fund Advisors has sole power to vote and dispose of 618,251 shares and Barclays Global Investors, N.A. has sole power to vote and dispose of 1,134,040 shares, and beneficial ownership of 1,361,696 shares.

(4)	As reported in the Schedule 13G/ A filed February 10, 2004, The TCW Group, Inc. has shared power to vote 1,677,900 shares and shared power to dispose of 1,847,600 shares.

Directors’ and Officers’ Stock Ownership. The following table shows how much CTS common stock each Named Executive Officer as identified in footnote 1 to the Summary Compensation Table set forth under “Executive Compensation,” and each director-nominee beneficially owned as of March 5, 2004, including shares covered by stock options exercisable within 60 days of March 5, 2004. Please note that, as reported in this table, beneficial ownership includes those shares a director or officer has the power to vote or transfer, as well as shares owned by immediate family members that reside in the same household with the director or officer. The shares shown as beneficially owned by Directors Catlow, Cody, Hemminghaus and Profusek, who are members of the Compensation Committee, do not include 1,458,900 shares held by the Northern Trust Company as Trustee of the CTS Corporation Employee Benefit Plans Master Trust. The Compensation Committee has voting and investment authority over those shares.

			Shares
			Held in
		Options	401(k)	Directors’
	Shares	Exercisable	Plan as of	Deferred		% of
	Beneficially	Within	December 31,	Common		Shares
Name	Owned	60 Days	2003	Stock Units	Total	Outstanding

Walter S. Catlow	2,000	2,800	0	4,098	8,898	*

Lawrence J. Ciancia	3,000	2,800	0	16,365	22,165	*

Thomas G. Cody	1,000	2,800	0	4,722	8,522	*

James L. Cummins	77,880(1)	11,400	881	0	90,161	*

Richard G. Cutter	8,500	10,400	530	0	19,430	*

Gerald H. Frieling, Jr.	6,000	2,800	0	19,020	27,820	*

Roger R. Hemminghaus	4,000	2,800	0	3,267	10,067	*

Michael A. Henning	1,000	2,800	0	3,267	7,067	*

Vinod M. Khilnani	20,300	13,800	1,546	0	35,646	*

Robert A. Profusek	2,800(2)	2,800	0	4,722	10,322	*

Donald R. Schroeder	61,158	15,800	40,187	0	117,145	*

Donald K. Schwanz	23,000	79,500	0	0	102,500	*

Patricia K. Vincent	0	0	0	800	800	*

All Current Directors and Officers as a Group	297,218	190,100	57,799	56,261	601,378	1.7%

*	Less than 1%.

(1)	Includes 1,800 shares held by Mr. Cummins’ sons and 1,821 shares held by Mr. Cummins’ spouse in the 401(k) plan. Mr. Cummins disclaims any beneficial interest with respect to these shares.

(2)	Includes 1,800 shares held by Mr. Profusek’s daughter. Mr. Profusek disclaims any beneficial interest with respect to these shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

		Annual			Long-Term
		Compensation			Compensation

					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Award(s)(2)	Options	Compensation(3)
Name and Principal Position(1)	Year	($)	($)	($)	($)	(#)	($)

Donald K. Schwanz	2003	$651,538	$534,947	$80,386(4)	$97,800	72,000	$10,902
Chairman, President	2002	$630,000	$0	$15,880(5)	$61,600	60,000	$4,902
and Chief Executive Officer	2001	$467,192	$0	$66,099(6)	$224,400	185,000	$4,682

Vinod M. Khilnani	2003	$286,846	$163,049	$22,500(5)	$90,360	20,000	$6,000
Senior Vice President and	2002	$262,498	$0	$11,360(5)	$46,200	15,000	$5,423
Chief Financial Officer	2001	$163,459	$0	$121,978(7)	$95,440	20,000	$2,308

Donald R. Schroeder	2003	$272,269	$77,367	$12,509(5)	$58,680	18,000	$10,902
Executive Vice President	2002	$257,500	$0	$—	$41,696	15,000	$8,622
and Chief Technology Officer	2001	$249,217	$0	$133,218(5)	$0	12,000	$7,211

James L. Cummins	2003	$210,486	$119,645	$10,199(5)	$48,900	14,500	$7,710
Senior Vice President	2002	$204,636	$0	$25,774(8)	$33,996	12,000	$7,445
Administration	2001	$170,530	$0	$133,218(5)	$0	8,000	$6,546

Richard G. Cutter	2003	$206,240	$104,206	$5,775(5)	$56,200	14,500	$4,902
Vice President, General	2002	$195,340	$0	$—	$19,250	8,000	$6,441
Counsel and Secretary	2001	$173,250	$0	$—	$0	8,000	$9,997

(1)	The persons named in this table are referred to as the Named Executive Officers.

(2)	The amounts shown in this column for 2003 reflect grants of the following numbers of shares: Donald K. Schwanz, 10,000 shares; Vinod M. Khilnani, 3,000 shares and 7,000 shares; Donald R. Schroeder, 6,000 shares; James L. Cummins, 5,000 shares; Richard G. Cutter, 1,000 shares and 5,000 shares. Restricted stock awards vest in installments of 20% per year. Dividends are paid on restricted stock at the same rate applicable to unrestricted shares. At December 31, 2003, the number and net value of restricted shares held by named executive officers on which transfer restrictions had not lapsed were as follows; Donald K. Schwanz, 19,400, $223,100; Vinod M. Khilnani, 17,200, $197,800; Donald R. Schroeder 15,732, $118,818; James L. Cummins 13,932, $98,118; Richard G. Cutter, 8,000, $92,000. As of December 31, 2003, Mr. Schroeder and Mr. Cummins each held 5,400 shares of restricted stock subject to payment of a purchase price of $12.50 per share upon lapse of the restrictions.

(3)	The components of this column for 2003 are as follows: Donald K. Schwanz, $6,000 CTS match under 401(k) Plan, $4,902 imputed income on term life insurance; Vinod M. Khilnani, $6,000 CTS match under 401(k) Plan; Donald R. Schroeder $6,000 CTS match under 401(k) Plan, $4,902 imputed income on term life insurance; James L. Cummins $6,000 CTS match under 401(k) Plan, $1,710 imputed income on term life insurance; Richard G. Cutter $4,902 imputed income on term life insurance.

(4)	Includes cash payment in connection with the lapse of transfer restrictions on restricted shares of $26,130.

(5)	Reflects cash payments in connection with the lapse of transfer restrictions on restricted shares.

(6)	Includes payment of $54,222 in relocation expense reimbursement.

(7)	Includes $115,678 in relocation expense reimbursement.

(8)	Includes $8,790 which represents the difference between the CTS book value and the Kelly Blue Book private party value of the vehicle which Mr. Cummins purchased from CTS and a perquisite allowance of $10,350.

      Employment Agreement With Donald K. Schwanz. Mr. Schwanz has an employment agreement with CTS which provides that for five years beginning on October 1, 2001, (the “Term”), Mr. Schwanz will be employed by CTS as President and Chief Executive Officer, at an initial annual salary of $630,000. During the Term of the agreement, if Mr. Schwanz’s employment is terminated as a result of his death or disability, for good reason (as defined) or by CTS without cause (as defined), Mr. Schwanz will receive severance benefits equal to his then current annual salary for the remainder of the Term, plus an annual bonus for each year remaining in the Term equal to the largest cash and stock bonus that he received for any year during the Term, but no less than $330,000. In addition, if Mr. Schwanz’s employment is terminated by Mr. Schwanz for good reason or by CTS without cause, Mr. Schwanz may instead receive a lump sum equal to 3 1/3 times the sum of his then current annual salary and the largest cash and stock bonus that he received for any year during the Term, but no less than $330,000. Any payments to Mr. Schwanz upon a change in control are increased to compensate Mr. Schwanz for any excise tax payable by him pursuant to Section 280G of the Internal Revenue Code of 1986, as amended. The payments and benefits to Mr. Schwanz under his employment agreement are reduced automatically by any corresponding payments or benefits under his severance agreement described below.

      Mr. Schwanz’s employment agreement also provides for an enhanced pension benefit under which for every year of service he accrues after June 30, 2002, an extra year will be credited to him for pension calculation purposes.

      Change in Control Severance Agreements. Each of the active Named Executive Officers has executed a severance agreement with CTS, which becomes operative only upon a change in control of CTS. The term of each agreement is automatically extended each January 1 unless notice is given otherwise. Severance benefits are provided if within three years of a change in control, a covered executive terminates his employment for good reason (as defined) or his employment is terminated for any reason other than cause (as defined), disability or death. Severance benefits include: (i) a lump sum equal to three times the sum of the greater of base salary at the time of the change in control or average base salary over the three years prior to termination plus the greater of average incentive pay over the three years prior to the change in control or target incentive pay for the year in which the change in control occurred; (ii) continued participation for 36 months following termination in welfare benefit plans and similar benefit programs; (iii) a lump sum payment equal to the increase in actuarial value of the benefits under CTS’ qualified and supplemental retirement plans that the executive would have received had he remained employed; (iv) a lump sum payment ($105,000 for Mr. Schwanz and $67,500 for the other Named Executive Officers) in lieu of any perquisites the executive would otherwise have been provided; (v) outplacement services; (vi) reimbursement of legal, tax and estate planning expense related to the severance agreement; (vii) reimbursement of relocation expenses incurred during the 36 month period following termination; (viii) a lump sum payment equal to target incentive pay for the year in which the termination occurs, prorated based on actual service during the year; and (ix) accelerated vesting, exercise rights and lapse of restrictions on equity based compensation awards. In addition, if any payments made to a covered executive are subject to excise tax under Section 4999 of the Internal Revenue Code, CTS will make an additional payment to put the executive in the same after-tax position as if no excise tax had been imposed.

STOCK OPTIONS

       The following table reflects information about stock options awarded to the Named Executive Officers in 2003. These stock options are exercisable in four substantially equal annual installments commencing on June 12, 2004, in accord with the terms set forth in the stock option agreements. Upon termination of employment due to death, total and permanent disability or a change in control of CTS (as defined), the option would become fully vested on an accelerated basis and would be exercisable anytime before its expiration. Upon termination of employment due to qualified retirement (as defined), the option would continue to vest on its schedule and would be exercisable anytime before its expiration. Upon termination of employment for any other reason, the option would be exercisable within the three month period following the termination date, but only to the extent vested as of the termination date.

Option Grants in Last Fiscal Year

					Potential Realizable
					Value at Assumed
					Annual Rates
Individual Grants					Of Stock Price
					Appreciation for
		% of Total			Option Term (1)
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees	Price	Expiration
Name	Granted	In 2003	($)/Share	Date	5%	10%

Donald K. Schwanz	72,000	17.0%	$9.78	6-11-2013	$442,842	$1,122,250

Vinod M. Khilnani	20,000	4.7%	$9.78	6-11-2013	$123,010	$311,736

Donald R. Schroeder	18,000	4.3%	$9.78	6-11-2013	$110,711	$280,562

James L. Cummins	14,500	3.4%	$9.78	6-11-2013	$89,184	$226,009

Richard G. Cutter	14,500	3.4%	$9.78	6-11-2013	$89,184	$226,009

(1)	Potential realizable value is determined by assuming an initial value equal to the option price per share, the market closing price for CTS common stock on the date of grant, and applying the stated annual appreciation rate compounded annually for the remaining term of the option, subtracting the exercise price and multiplying the remainder by the number of shares subject to options granted. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

					Value of
			Number of		Unexercised
			Securities Underlying		In-the-Money
	Shares		Unexercised Options		Options at
	Acquired	Value	at Fiscal Year-End (#)		Fiscal Year-End ($)
	On Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Donald K. Schwanz	0	0	58,000	259,000	$57,000	$294,840

Vinod M. Khilnani	0	0	13,800	41,200	$14,440	$76,960

Donald R. Schroeder	0	0	12,800	36,200	$14,440	$73,520

James L. Cummins	0	0	9,400	28,100	$11,400	$59,140

Richard G. Cutter	0	0	8,400	25,100	$7,600	$47,740

PENSION PLAN

       The following table shows the estimated annual retirement benefits payable to a covered participant in the CTS Corporation Pension Plan (the “Plan”) who is a salaried employee. The benefit formula is calculated as 1.25% of highest average monthly pay during any three calendar years of a participant’s last ten calendar years of service, multiplied by a participant’s credited service.

Pension Plan Table

Annual	Years of Service
Compensation	15	20	25	30	35

$200,000	$37,500	$50,000	$62,500	$75,000	$87,500

$300,000	$56,250	$75,000	$93,750	$112,500	$131,250

$400,000	$75,000	$100,000	$125,000	$150,000	$175,000

$600,000	$112,500	$150,000	$187,500	$225,000	$262,500

$800,000	$150,000	$200,000	$250,000	$300,000	$350,000

$1,000,000	$187,500	$250,000	$312,500	$375,000	$437,500

$1,200,000	$225,000	$300,000	$375,000	$450,000	$525,000

$1,400,000	$262,500	$350,000	$437,500	$525,000	$612,500

      Covered compensation is essentially equal to the salary and bonus columns in the Summary Compensation Table, together with the cash payments received in connection with the lapse of transfer restrictions on restricted shares as described in footnote (2) to the Summary Compensation Table. These benefits are not subject to any deduction for social security or other offsets. The years of service credited to the Named Executive Officers as of December 31, 2003 are: Donald K. Schwanz — 3.56 years; Vinod M. Khilnani — 2.78 years; Donald R. Schroeder — 31.44 years; James L. Cummins — 26.78 years; and Richard G. Cutter — 4.56 years.

      Section 415 of the Internal Revenue Code (the “Code”) generally places a limit of $165,000 on the amount of annual pension benefits that may be paid from the Plan. Section 401(a)(17) of the Code limits the amount of annual compensation that may be taken into account in calculating a benefit under the Plan to $200,000. The Plan includes a supplemental benefit for named participants that allows for payment of benefit amounts, to the extent permitted by the Code in excess of the benefit amounts that would be permitted by those provisions. Each of the Named Executive Officers also participates in an unfunded supplemental retirement plan adopted in 2003 which provides that the participant will receive a benefit equal to the difference between his actual benefit under the Plan and the benefit that would have been payable under the Plan without regard to these limits, and, with the exception of Mr. Schwanz, the Participant’s benefit is enhanced by increasing the percentage of compensation included in the benefit formula by ..1% for each full year of participation in the unfunded plan to a maximum of 1.75% of highest average monthly pay. As described on page 16 under the heading “Employment Agreement with Donald K. Schwanz”, the unfunded supplemental retirement plan may be used to pay enhanced retirement benefits in special situations.

REPORT OF THE AUDIT COMMITTEE

       The Audit Committee acts pursuant to its written charter adopted by the Board of Directors, a copy of which was attached as Appendix A to the proxy statement for the 2003 Annual Meeting of Shareholders. All members of the Audit Committee are financially literate and independent as defined in Section 303.01 of the New York Stock Exchange Listing Standards.

      The Audit Committee has reviewed and discussed with CTS management and PricewaterhouseCoopers LLP (“PwC”), CTS’ independent auditor, the audited consolidated financial statements of the Company for 2003; has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61; has received from the independent auditor the written disclosures and letter required by Independence Standards Board Standard No. 1; and has discussed with the independent auditor the auditor’s independence. Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the financial statements be included in CTS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

CTS CORPORATION 2003 AUDIT COMMITTEE

Michael A. Henning, Chairman	Walter S. Catlow
Lawrence J. Ciancia	Gerald H. Frieling, Jr.

INDEPENDENT PUBLIC ACCOUNTANTS

       PricewaterhouseCoopers LLP (PwC) is CTS’ Independent Auditor. PwC representatives will attend the Annual Meeting, to be available to respond to appropriate questions by shareholders and to have the opportunity to make statements, if they desire.

      The following table presents fees for professional audit services and other services provided by PwC to CTS for the years ended December 31, 2002 and December 31, 2003. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. The Audit Committee annually reviews audit and non-audit services proposed to be rendered by PwC during the fiscal year. The Audit Committee has delegated authority to the Audit Committee Chairman to grant pre-approval of services by the independent auditor, provided that the Chairman reports on any such pre-approval decisions at the next scheduled meeting of the Audit Committee. None of the services rendered by PwC were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established under the rules of the Securities and Exchange Commission.

		Audit-Related		All Other
	Audit Fees	Fees(1)	Tax Fees(2)	Fees(3)

2002	$633,000	$50,000	$135,232	$189,870
2003	$665,000	$97,200	$496,868	$78,172

(1)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of CTS’ financial statements or that are traditionally performed by the independent auditor. For 2002 and 2003, these fees related to PwC’s audit of CTS’ employee benefits plans and services related to Sarbanes-Oxley Act compliance.

(2)	Tax Fees consist of fees for domestic and international tax services such as tax compliance, tax planning and tax advice. For 2002 and 2003, these include fees for services related to the reorganization of CTS’ subsidiary structure, services related to tax returns and applications for determination of plan qualification status, and advice regarding transfer pricing and other tax issues.

(3)	All Other Fees consist of fees for routine, permissible non-audit services that the Audit Committee has determined do not impair the independence of the auditor. For 2002, these include fees for services related to CTS’ employee benefit plans. For 2003, these include fees for services related to CTS’ qualified supplemental executive retirement plan and fees for research services.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

       Directors Catlow, Cody, Hemminghaus and Profusek served as members of the Compensation Committee during 2003. Mr. Profusek is a partner in Jones Day, a law firm which CTS has retained for specific legal services on a case by case basis for over ten years. During 2003, no executive officer of CTS served as a director of any other entity for which any CTS director was an executive officer.

REPORT OF THE COMPENSATION COMMITTEE

       The Committee’s Responsibilities: The Compensation Committee of the Board has responsibility for setting and administering CTS’ executive compensation policies. The Committee is composed entirely of independent directors. Reports of the Committee’s actions and decisions are presented to the full Board. The purpose of this report is to summarize the principles, specific program objectives and other factors considered by the Committee in reaching its determinations regarding executive compensation.

      Compensation Philosophy: The Committee has implemented executive compensation programs which are intended to:

•	Encourage strong financial and operational performance of CTS;

•	Link compensation to the interests of shareholders;

•	Emphasize performance-based compensation;

•	Provide a competitive level of total compensation necessary to attract and retain talented and experienced executives.

      Compensation Methodology: The Committee believes that CTS’ executive compensation programs reflect this philosophy and provide executives with strong incentives to maximize CTS’ performance and enhance shareholder value. The executive compensation programs consist of both annual and long-term components and include performance-based and equity-based components. Historically, the Committee has reviewed market data and assesses CTS’ competitive position in the area of executive compensation. CTS also retains independent compensation and benefits consultants to assist in evaluating executive compensation programs. The Committee uses an independent consultant to provide additional assurance that CTS’ executive compensation programs are reasonable and appropriate.

          Components of Compensation:

•	Base Salary: Annual base salary is designed to compensate CTS executives for their qualifications, responsibilities and performance. CTS’ objective is to compensate executives within the mid-level of the range of base salaries paid for similar positions at similar companies.

•	Annual Incentives: CTS has maintained an annual management incentive plan for a number of years which provides cash compensation incentives based on the financial performance of CTS. Under the 2003 Management Incentive Plan, specific financial objectives based on CTS’ Earnings Per Share (EPS) and/or the contribution to EPS of specific business units were established by the Compensation Committee. For 2003, CTS achieved the established EPS target and certain business units achieved their established contribution to EPS targets. Each of the executive officers qualified for a bonus under the terms of the 2003 Management Incentive Plan.

•	Long-Term, Stock-Based Compensation: CTS historically has used two forms of long-term, stock-based incentives, restricted stock grants and stock options, under shareholder approved plans. The Committee believes that stock ownership and stock-based compensation are valuable tools for motivating employees to improve the long-term performance of CTS. The Committee also believes that they are the best way to tie a significant amount of an executive’s potential income to enhanced shareholder value. CTS’ stock compensation plans have change of control provisions under which, upon a change of control of CTS, benefits thereunder accelerate and vest immediately.

The Committee has generally awarded stock options which provide for a purchase price equal to market value of the stock on the date of the grant and which vest over a four-year period. During 2003, options for a total of 139,000 shares were granted to the Named Executive Officers, as described in the chart entitled Option Grants in Last Fiscal Year on page 17 of this proxy statement. The number of shares previously awarded to the Named Executive Officers, their market value, vesting schedules and related bonuses, are set forth in the Summary Compensation Table on page 15 of this proxy statement. Restricted stock grants have been used selectively to provide incentives to key employees who contribute or are expected to contribute materially to the success of CTS. In 2003, restricted stock grants were made to the Named Executive Officers, as described in the Summary Compensation Table on page 15 of this proxy statement. The Committee is aware of the recent debate concerning the equity-linked compensation practices of publicly traded companies and intends to review developments in this area.

As discussed under “Item 2: Approval of the CTS Corporation 2004 Omnibus Long-Term Incentive Plan,” the Board has adopted and is requesting shareholder approval of a new long-term incentive plan which will replace CTS’ current restricted stock and stock option plans.

      Compensation for the Chief Executive Officer (“CEO”): The Committee annually reviews and makes recommendations to the Board of Directors regarding the CEO’s compensation. CTS strives to establish the base salary of the CEO at approximately the fiftieth percentile of CEO base salaries paid by similarly situated companies. In September 2001, Donald K. Schwanz entered into an employment agreement to serve as Chief Executive Officer of CTS, the terms of which are summarized on page 16 of this proxy statement. At that time, use of CEO comparative compensation data supplied by Towers Perrin led to the establishment of Mr. Schwanz’s base salary at $630,000. The Board annually reviews Mr. Schwanz’s base salary. In 2002, the Board made no adjustment to Mr. Schwanz’s base salary. In 2003, the Board increased Mr. Schwanz’ annual base salary to $670,000. CTS’ annual management incentive plan provides cash bonuses based on the financial performance of CTS. The Committee establishes the performance measures and approves the payout under the plan for each executive officer. Mr. Schwanz received a bonus of $534,947 for fiscal year 2003 under the 2003 Management Incentive Plan. In determining long-term, stock-based compensation, the Committee considers CTS’ financial performance and relative shareholder return, the value of similar awards to CEOs at comparable companies and the awards given to the CEO in past years. In 2003, Mr. Schwanz received stock options on 72,000 shares and a grant of 10,000 shares of restricted stock.

      Deductibility of Certain Executive Compensation: Federal income tax law caps at $1,000,000 the deductible compensation per year for each of the Named Executive Officers in the proxy statement, subject to certain exceptions. In developing and implementing executive compensation policies and programs, the Compensation Committee considers whether particular payments and awards are deductible for federal income tax purposes, along with other relevant factors. Consistent with this policy, the Committee has taken what it believes to be appropriate steps to maximize the deductibility of executive compensation. While it is the general intention of the Committee to meet the requirements for deductibility, the Committee may approve payment of non-deductible compensation from time to time if circumstances warrant. The Committee will continue to review and monitor its policy with respect to the deductibility of compensation.

CTS CORPORATION 2003 COMPENSATION COMMITTEE

Walter S. Catlow, Chairman Roger R. Hemminghaus	Thomas G. Cody Robert A. Profusek

STOCK PERFORMANCE GRAPH

Comparison of Five-Year Cumulative Return

       The following graph compares the cumulative total shareholder return on CTS common stock with the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Information Technology Stock Index for the years 1999 through 2003. The graph assumes that $100 was invested on December 31, 1998 in each of CTS common stock, the S&P 500 Stock Index and the S&P 500 Information Technology Stock Index.

		INDEXED RETURNS

	Base	Years Ending
	Period
Company/Index	1998	1999	2000	2001	2002	2003

CTS Corp.	$100	$347.59	$168.47	$74.02	$36.61	$55.03
S&P 500 Index	$100	$121.04	$110.02	$96.95	$75.52	$97.18
S&P 500 Information Technology	$100	$178.74	$105.63	$78.31	$49.01	$72.16

2003 Annual Report on S.E.C. Form 10-K

       Upon receipt of the written request of a CTS shareholder owning shares of common stock on the Record Date addressed to Richard G. Cutter, Secretary of CTS Corporation, 905 West Boulevard North, Elkhart, Indiana 46514, CTS will provide to such shareholder, without charge, a copy of its 2003 Annual Report on Form 10-K, including the financial statements and financial statement schedule. The report is also available on CTS’ Web site at www.ctscorp.com.

By Order of the Board of Directors,

Richard G. Cutter
Secretary

Elkhart, Indiana

March 17, 2004

APPENDIX A

The following resolution will be presented at the Annual Meeting of the Shareholders:

RESOLVED, that the CTS Corporation 2004 Omnibus Long-Term Incentive Plan, adopted by the Board of Directors on March 3, 2004, be adopted and approved by the shareholders of CTS Corporation and that a copy of the Plan be attached to the minutes of this Annual Meeting of Shareholders.

CTS CORPORATION

2004 OMNIBUS LONG-TERM INCENTIVE PLAN

SECTION 1.     PURPOSE: The purpose of the CTS Corporation Omnibus Long-Term Incentive Plan is to provide certain employees and consultants of CTS Corporation and its Affiliates (as hereinafter defined) and members of the Board (as hereinafter defined) with the opportunity to receive stock-based and other long-term incentive grants in order to attract and retain qualified individuals and to align their interests with those of shareholders.

SECTION 2.     EFFECTIVE DATE: This Plan will become effective as of March 3, 2004, subject to the approval of the shareholders in accordance with the Company’s by-laws and the laws of the State of Indiana at the Annual Meeting to be held on April 28, 2004. Unless sooner terminated as provided herein, the Plan shall terminate ten years from March 3, 2004. After the Plan is terminated, no future Awards may be granted under the Plan, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions.

SECTION 3.     DEFINITIONS: As used in this Plan, unless the context otherwise requires, each of the following terms shall have the meaning set forth below.

(a)	“Affiliate” shall mean any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

(b)	“Award” shall mean a grant of an Option, SAR, Restricted Stock Award, Performance Award, or Other Stock Award pursuant to the Plan, which may, as determined by the Committee, be in lieu of other compensation owed to a Participant.

(c)	“Award Agreement” shall mean an agreement, either in written or electronic format, in such form and with such terms and conditions as may be approved by the Committee, which evidences the terms and conditions of an Award.

(d)	“Board of Directors” or “Board” shall mean the board of directors of the Company.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any references to a particular section of the Code shall be deemed to include any successor provision thereto.

(f)	“Committee” shall mean the Compensation Committee or such other committee of the Board of Directors, which shall consist solely of two or more members of the Board who are “outside directors” within the meaning of Section 162(m) of the Code, “non-employee directors” within the meaning of Securities and Exchange Commission Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and independent directors as defined by any applicable stock exchange rule or any such successor provision thereto.

(g)	“Company” shall mean CTS Corporation, an Indiana corporation.

(h)	“Consultant” shall mean any person engaged by the Company or an Affiliate to render services to such entity as a consultant or advisor.

(i)	“Employee” shall mean an employee of the Company or any Affiliate.

(j)	“Exercise Price” shall mean an amount, as determined by the Committee, at which an Option or SAR can be exercised by a Participant, which amount shall not be less than the Fair Market Value of a Share on the date such Award is granted, unless such Option or SAR is granted pursuant to an assumption or substitution of another option in a manner that satisfies the requirements of Section 424(a) of the Code.

(k)	“Fair Market Value” shall mean, unless otherwise determined by the Committee, the closing stock price for a Share as reported on a national securities exchange if the Shares are then being traded on such an exchange. If no closing price was reported for such date, the closing price on the last preceding day on which such a price was reported shall be used.

(l)	“Incentive Stock Option” shall mean an Option which is intended to meet the requirements set forth in Section 422 of the Code.

(m)	“Nonqualified Stock Option” shall mean an Option not intended to qualify as an Incentive Stock Option.

(n)	“Option” shall mean the right to purchase a Share granted pursuant to Section 8, which may take the form of either an Incentive Stock Option or a Nonqualified Stock Option and which shall not have a term of more than 10 years.

(o)	“Other Stock Award” shall mean an Award of Shares or Awards that are valued in whole or in part, or that are otherwise based on, Shares, including but not limited to dividend equivalents or amounts which are equivalent to any federal, state, local, domestic, or foreign taxes relating to an Award, which may be payable in Shares, cash, other securities, or any other form of property as the Committee shall determine, subject to the terms and conditions set forth by the Committee and granted pursuant to Section 12.

(p)	“Participant” shall mean an Employee, Consultant, or member of the Board selected by the Committee to receive Awards under the Plan.

(q)	“Performance Awards” shall mean Awards of Performance Shares or Performance Units.

(r)	“Performance Goal(s)” shall mean the level or levels of Performance Measures established by the Committee pursuant to Section 7.

(s)	“Performance Measures” shall mean any of the following performance criteria, either alone or in any combination, and may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: free cash flow; free cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; debt ratios; operating expense; inventory turns; net earnings; operating earnings; gross operating margin, gross margin percentage; return on equity; capital expenditures; cost of quality; on-time delivery; return on net assets; return on total assets; return on capital; return on investment; return on sales; gross sales, net sales; market share; net market share; economic value added; expense reduction levels; stock price; working capital; controllable working capital and total shareholder return. Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures. Additionally, Performance Measures may be defined to exclude certain types or categories of extraordinary, unusual or non-recurring items; changes in applicable laws, regulations or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation or reserves; or any recapitalization, restructuring, asset impairment, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combina-

tion, liquidation, dissolution, sale of assets, gain or loss on asset sales, or other similar corporate transaction. The Committee shall provide how any Performance Measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any Award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; or any recapitalization, restructuring, asset impairment, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, gain or loss on asset sales, or other similar corporate transaction; provided, however, with respect to a person who is or may be a “covered employee” within the meaning of Section 162(m) of the Code, that no such adjustment will be made if the effect of such adjustment would cause the Award to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

(t)	“Performance Share” shall mean an Award denominated in Shares, which is earned during a specified period subject to the terms and conditions as determined by the Committee and granted pursuant to Section 11.

(u)	“Performance Period” shall mean a period established by the Committee pursuant to Section 7 at the end of which one or more Performance Goals are to be measured.

(v)	“Performance Unit” shall mean an Award denominated in units having a value in dollars or such other currency, as determined by the Committee, which is earned during a specified period subject to the terms and conditions as determined by the Committee and granted pursuant to Section 11.

(w)	“Plan” shall mean the CTS Corporation Omnibus Long-Term Incentive Plan, as amended and restated from time to time.

(x)	“Restricted Stock” shall mean an Award of Shares, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 10.

(y)	“Restricted Stock Award” shall mean an Award consisting of Restricted Stock or Restricted Stock Units.

(z)	“Restricted Stock Unit” shall mean an Award consisting of a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share on any given date, payable in cash or Shares, and representing an unfunded and unsecured obligation of the Company, except as otherwise provided by the Committee, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 10.

(aa)	“Shares” shall mean shares of common stock, without a par value, of the Company.

(bb)	“Stock Appreciation Right” or “SAR” shall mean an Award, which represents the right to receive the difference between the Fair Market Value of a Share on the date of exercise and an Exercise Price, payable in cash or Shares, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 9 and which shall not have a term of more than 10 years.

SECTION 4.     ADMINISTRATION: Subject to the express provisions of this Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable for the administration of the Plan. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding. The Committee may delegate to one or more officers of the Company the authority, subject to the terms and conditions as the Committee shall determine, to grant Awards to employees who are not officers or members of the Board as defined in Section 16 of the Securities Exchange Act of 1934, as amended.

SECTION 5.     SHARES AVAILABLE FOR AWARDS:

(a)	Subject to adjustment as provided in Section 5(g), the maximum number of Shares available for issuance under the Plan shall be 6,500,000.

(b)	If any Shares are subject to an Award that is forfeited, expires, or is otherwise terminated without the issuance of Shares, such Shares shall again be available for Awards under the Plan. Any Shares that are: (i) tendered by the Participant or retained by the Company as full or partial payment to the Company for the purchase of an Award or to satisfy tax withholding obligations in connection with an Award; or (ii) reacquired by the Company on the open market using proceeds received by the Company from the purchase price of an Award shall be available for Awards under the Plan. Upon payment of Shares upon the exercise of a SAR, the number of Shares available for issuance under the Plan shall be reduced only by the number of actual Shares issued in such payment.

(c)	Unless otherwise determined by the Committee, Awards that are designed to operate in tandem with other Awards shall not be counted against the maximum number of Shares available under Section 5(a) in order to avoid double counting.

(d)	Notwithstanding the foregoing, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate number of Shares stated in Section 5(a), subject to adjustment as provided in Section 5(g) to the extent that such adjustment does not affect the ability to grant or the qualification of Incentive Stock Options under the Plan.

(e)	To the extent any Award is settled in cash, the number of Shares available for issuance under the Plan pursuant to Section 5(a) shall be reduced by an amount equal to the quotient of: (i) the dollar amount of such cash payment, reduced by any amount tendered by the Participant or retained by the Company to satisfy tax withholding obligations in connection with the Award; divided by (ii) the Fair Market Value of a Share on the date of the cash payment.

(f)	Any Shares issued under the Plan shall consist, in whole or in part, of authorized and unissued Shares, Shares purchased in the open market or otherwise, Shares in treasury, or any combination thereof, as the Committee or, as appropriate, the Board may determine.

(g)	In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or similar corporate transaction, as determined by the Committee, the Committee may, in such manner as it may deem equitable and to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, adjust the number and type of Shares available for Awards under the Plan, the number and type of Shares subject to outstanding Awards, and the Exercise Price with respect to any Award; provided, however, that any fractional Share resulting from an adjustment pursuant to this Section 5(g) shall be disregarded. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may determine to be equitable and may in connection therewith require the surrender of all or part of any Award to be replaced.

SECTION 6.     ELIGIBILITY: The Committee from time to time may designate which Employees, Consultants, and members of the Board shall become Participants under the Plan.

SECTION 7.     CODE SECTION 162(m) PROVISIONS:

(a)	Notwithstanding any other provision of the Plan, if the Committee determines at the time an Award is made to a Participant that such Participant is or may be for the tax year in which the Company would claim a tax deduction in connection with the Award, a Covered Employee (as that term is defined in Section 162(m) of the Code), the Committee shall provide that this Section 7 is applicable to such Award under such terms and conditions as the Committee may specify.

(b)	Notwithstanding any other provision of the Plan other than Section 5(g), if this Section 7 is applicable to a particular Award, no Participant receiving such an Award shall be granted: (i) Options or SARs with respect to more than 500,000 Shares in the aggregate within any fiscal year of the Company; (ii) Performance Shares which could result in such Participant receiving more than 125,000 Shares for each full fiscal year of the Company contained in the Performance Period of a particular Award, provided, however, that, if any other Awards of Performance Shares are outstanding for such Participant for a given fiscal year, such Share limitation shall be reduced for each such given fiscal year by the Shares that could be received by the Participant under all such Awards, divided, for each such Award, by the number of full fiscal years of the Company applicable to each such outstanding Award; or (iii) Performance Units which could result in such Participant receiving more than $2,000,000 for each full fiscal year of the Company contained in the Performance Period of a particular Award, provided, however, that, if any other Awards of Performance Units are outstanding for such Participant for a given fiscal year, such dollar limitation shall be reduced for each such given fiscal year by the amount that could be received by the Participant under all such Awards, divided, for each such Award, by the number of full fiscal years of the Company applicable to each such outstanding Award; provided, however, that the limitations set forth in this Section 7(b) shall be subject to adjustment under Section 5(g) of the Plan only to the extent that such adjustment does not affect the status of any Award intended under this Section 7 to qualify as “performance-based compensation” under Section 162(m) of the Code. If an Option is granted in tandem with a SAR, such that exercise of the Option or SAR with respect to one Share cancels the tandem Option or SAR, respectively, with respect to such Share, the tandem Option and SAR with respect to such Share shall be counted as covering only one Share for purposes of applying the limitation set forth in this Section 7(b).

(c)	The Committee shall have the authority to impose such other restrictions on Awards subject to this Section 7 as it may deem necessary or appropriate to ensure that such Awards meet the requirements for “performance-based compensation” under Section 162(m) of the Code.

SECTION 8.     OPTIONS: Subject to the terms and conditions of the Plan, the Committee may grant Options to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the Exercise Price; vesting schedule; method of payment of the Exercise Price; treatment upon termination of employment; treatment upon certain corporate transactions or events; and other terms and conditions that the Committee may deem appropriate.

SECTION 9.     STOCK APPRECIATION RIGHT: Subject to the terms and conditions of the Plan, the Committee may grant SARs to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the Exercise Price; vesting schedule; form of payment; treatment upon termination of employment; treatment upon certain corporate transactions or events; and other terms and conditions that the Committee may deem appropriate.

SECTION 10.     RESTRICTED STOCK AWARD: Subject to the terms and conditions of the Plan, the Committee may grant Restricted Stock Awards to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the vesting schedule;

purchase price, if any; deferrals allowed or required; treatment upon termination of employment; treatment upon certain corporate transactions or events; and other terms and conditions that the Committee may deem appropriate.

SECTION 11.     PERFORMANCE AWARDS: Subject to the terms and conditions of the Plan, the Committee may grant Performance Awards to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the performance period; performance criteria; treatment upon termination of employment; treatment upon certain corporate transactions or events; and other terms and conditions that the Committee may deem appropriate.

SECTION 12.     OTHER STOCK AWARDS: Subject to the terms and conditions of the Plan, the Committee may grant Other Stock Awards to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the vesting schedule, if any; purchase price, if any; deferrals allowed or required; treatment upon termination of employment; treatment upon certain corporate transactions or events; and other terms and conditions that the Committee may deem appropriate.

SECTION 13.     PROHIBITION ON REPRICING: The Committee shall not reduce the Exercise Price of any outstanding Option or SAR, whether through amendment, cancellation, replacement, or any other means, without the approval of shareholders. This Section 13 shall not be construed to apply: (i) to the Options or SARs granted pursuant to an assumption or substitution of another option in a manner that satisfies the requirements of Section 424(a) of the Code; or (ii) to an adjustment made pursuant to Section 5(g) of the Plan.

SECTION 14.     WITHHOLDING: The Committee may make such provisions and take such steps as it may deem necessary and appropriate for the withholding of any taxes that the Company is required by law or regulation of any governmental authority, whether federal, state, local, domestic, or foreign, to withhold in connection with the grant, exercise, payment, or removal of restrictions of an Award, including, but not limited to, requiring the Participant to remit to the Company an amount sufficient to satisfy such withholding requirements in cash or Shares or withholding cash or Shares due or to become due with respect to the Award at issue.

SECTION 15.     POSTPONEMENT OF ISSUANCE AND DELIVERY: The issuance and delivery of any Shares under this Plan may be postponed by the Company for such period as may be required to comply with any applicable requirements under any applicable listing requirement of any national securities exchange or any law or regulation applicable to the issuance and delivery of Shares, and the Company shall not be obligated to issue or deliver any Shares if the issuance or delivery of such Shares shall constitute a violation of any provision of any law or regulation of any governmental authority or any national securities exchange.

SECTION 16.     NO RIGHT TO AWARDS: No Employee, Consultant, or member of the Board shall have any claim to be granted any Award under the Plan, and there is no obligation for uniform treatment of Employees, Consultants, or members of the Board under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.

SECTION 17.     NO RIGHT TO EMPLOYMENT OR DIRECTORSHIP: The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or as a Consultant of the Company or an Affiliate or any right to remain as a member of the Board, as the case may be. Termination of the services of an Employee, a Consultant, or a member of the Board shall not give rise to any liability or any claim under the Plan, unless otherwise provided in the Plan or an Award Agreement.

SECTION 18.     NO RIGHTS AS A SHAREHOLDER: A Participant shall have no rights as a shareholder with respect to any Shares covered by an Award until the date of the issuance of such Shares.

SECTION 19.     SEVERABILITY: If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or such Award shall remain in full force and effect.

SECTION 20.     NO TRUST OR FUND CREATED: Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent any person acquires a right to receive payments from the Company or an Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

SECTION 21.     HEADINGS: Headings are given to the Sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provisions thereof.

SECTION 22.     NONASSIGNABILITY: Unless otherwise determined by the Committee, no Participant or beneficiary may sell, assign, transfer, discount, or pledge as collateral for a loan, or otherwise anticipate any right to payment under the Plan other than by will or by the applicable laws of descent and distribution.

SECTION 23.     INDEMNIFICATION: In addition to such other rights of indemnification as members of the Board or the Committee or officers or employees of the Company or an Affiliate to whom authority to act for the Board or Committee is delegated may have, such individuals shall be indemnified by the Company to the maximum extent permitted by law and the Company’s by-laws.

SECTION 24.     FOREIGN JURISDICTIONS: The Committee may adopt, amend, or terminate arrangements, not inconsistent with the intent of the Plan, to make available tax or other benefits under the laws of any foreign jurisdiction to Participants subject to such laws or to conform with the laws and regulations of any such foreign jurisdiction.

SECTION 25.     TERMINATION AND AMENDMENT:

Subject to the approval of the Board, where required, the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no action shall be taken by the Board or the Committee without the approval of shareholders that would

(a)	Increase the maximum number of Shares that may be issued under the Plan, except as provided in Section 5(g);

(b)	Change the class of eligible Participants;

(c)	Permit the repricing of outstanding Options or SARs, as provided in Section 13; or

require approval of the Company’s shareholders under any applicable law, regulation, stock exchange listing rule, or other rule.

Notwithstanding the foregoing, no termination or amendment of the Plan may, without the consent of the applicable Participant, terminate or adversely affect any right or obligation under an Award previously granted under the Plan.

SECTION 26.     APPLICABLE LAW: This Plan shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to its principles of conflict of laws.

VOTE BY TELEPHONE

Have your proxy card available when you call
the Toll-Free number 1-800-542-1160 using
a touch-tone telephone and follow the simple
instructions presented to record your vote.

VOTE BY INTERNET

Have your proxy card available when you
access the website http://www.votefast.com
and follow the simple instructions presented
to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card
and return it in the postage-paid envelope
provided or return it to: National City Bank,
P.O. Box 94509, Cleveland, OH 44101-4509.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
Touch-Tone phone:	Cast your vote:	in the Postage-paid
1-800-542-1160	http://www.votefast.com	envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. eastern daylight time on April 27, 2004 to be counted in the final tabulation.
If you vote by mail, your proxy must be received prior to the Annual Meeting to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send your proxy by mail.

CONTROL NUMBER:

Proxy must be signed and dated below.
\/ Please fold and detach card at perforation before mailing. \/

CTS CORPORATION	PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 28, 2004.
The undersigned, having received the Notice of Annual Meeting of Shareholders and the Proxy Statement hereby appoints Donald K. Schwanz and Richard G. Cutter as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of Common Stock of CTS Corporation held of record by the undersigned on March 5, 2004, at the Annual Meeting of Shareholders originally convened on April 28, 2004 and at any adjournment thereof.

Signature

Signature If Held Jointly

Date: , 2004
Please sign exactly as shown hereon. When shares are held
by joint tenants, both must sign. When signing as attorney,
executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in partnership name by authorized person.

\/ Please fold and detach card at perforation before mailing. \/

CTS CORPORATION	PROXY/VOTING INSTRUCTION CARD

This proxy, when properly executed, will be voted in the manner directed herein. If not otherwise marked, this Proxy will be voted FOR the election of all nominees listed below and FOR Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES LISTED BELOW AND FOR PROPOSAL 2.

1.	ELECTION OF DIRECTORS

Nominees:	(01) W. S. Catlow	(02) L. J. Ciancia	(03) T. G. Cody	(04) G. H. Frieling, Jr.
	(05) R. R. Hemminghaus	(06) M. A. Henning	(07) R. A. Profusek	(08) D. K. Schwanz
(09) P. K. Vincent

☐	FOR all nominees listed above. (except as listed to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name or number below:

2.	APPROVAL OF THE CTS CORPORATION 2004 OMNIBUS LONG-TERM INCENTIVE PLAN.

☐ FOR	☐ AGAINST	☐ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof.

IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE